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Exhibit 4.2

                             COMPENSATION AGREEMENT

         This Compensation Agreement is dated as of July 18, 2002 among Security Asset Capital Corp., a Nevada corporation (the "Company") and Gregory Sichenzia ("Consultant").

         WHEREAS, the Consultant has provided and will continue to provide the Company with legal services in connection with their business; and

         WHEREAS, the Company wishes to compensate the Consultant with shares of its common stock for such services rendered and to be rendered;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. The Company will issue up to Two Hundred Thousand shares of the Company's common stock, $.001 par value per share, to Consultant.

2. The above compensation shall be registered using a Form S-8.

         IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            Security Asset Capital Corp.


                                            /S/ Darrell G. Musick
                                            ---------------------
                                            Darrell G. Musick
                                            President



                                            Gregory Sichenzia